September 2026 Bitcoin Production and Operational Update

Mined 8.1 Bitcoin in September, up 37% year-over-year and up 2.7% from August 2026

Generated approximately $89,000 from energy sales in September and approximately $312,000 for the three months ended September 30, 2026

Completed previously announced repayment of $22.45 million Bitcoin-backed facility with 267.4 Bitcoin, releasing all pledged Bitcoin collateral

TAMPA, FL, October 8, 2026 - PowerCompute, Inc. (Nasdaq: PWCM) (“PowerCompute” or the “Company”), a Bitcoin mining and power-infrastructure company developing high-performance computing (“HPC”) and artificial intelligence (“AI”) infrastructure, today announced preliminary, unaudited Bitcoin mining and operating results for the month ended September 30, 2026.

As previously announced, in September 2026, PowerCompute applied 267.4 Bitcoin to repay approximately $22.45 million of principal and accrued interest under its Arch credit facility, repaying the facility in full and reducing total secured debt from $23.70 million to $1.25 million. As a result, Bitcoin held decreased to 63.7 BTC at September 30, 2026 from 323.02 BTC at August 31, 2026. All Bitcoin previously pledged as collateral under the Arch facility was released.

Metric	September 2025	August 2026	September 2026
- Bitcoin[1]
- Mined, net	5.9	7.9	8.1
- Sold	(12.5)	—	—
- Bitcoin applied to debt repayment	—	—	(267.4)
- Service fee	(0.01)	—	—
Bitcoin ending balance	304.5	323.02[2]	63.7

September 2026 Highlights

•
Bitcoin production: Mined approximately 8.1 BTC up 37% from 5.9 BTC in September 2025 and up 2.7% from 7.9 BTC in August 2026.
•
Energy sales: Generated approximately $89,000 in September by selling energy during seasonal heat-related curtailment at its Oklahoma and Mississippi sites, bringing total energy sales to approximately $312,000 for the three months ended September 30, 2026.
•
Bitcoin held: 63.7 BTC at September 30, 2026, valued at approximately $5.3 million based on a Bitcoin price of approximately $83,900 on that date, or approximately $2.11 per share of common stock outstanding.

“We used Bitcoin to retire debt rather than carry leverage,” said Bruce M. Rodgers, Chairman, Chief Executive Officer and President of PowerCompute. “Our business is built on owned, interconnected

1 Unaudited

2 Includes 307 BTC held for Arch loan facility

power. In the hottest months, we can earn more by selling that power back to the grid than by mining with it, and over the past three months that produced about $312,000. We intend to direct each megawatt to the use we believe offers the best risk-adjusted return, whether that is Bitcoin mining, energy sales or, as we develop it, HPC and AI computing.”

The Company had 2,535,061 shares of common stock outstanding as of September 30, 2026.

About PowerCompute

PowerCompute, Inc. (Nasdaq: PWCM), formerly LM Funding America, Inc., is an owner and operator of electrical infrastructure that converts electricity into Bitcoin and high-performance computing and artificial intelligence capacity. Founded in 2008 and headquartered in Tampa, Florida, the Company operates 26 megawatts of interconnected electrical infrastructure across Bitcoin data center facilities in Oklahoma and Mississippi.

The Company also operates a technology-enabled specialty finance business providing funding to nonprofit community associations primarily in Florida. For more information, please visit https://www.power-compute.com.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties.

Some of these risks and uncertainties are identified in the Company’s most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, the Company’s ability to maintain compliance with the continued listing requirements of The Nasdaq Stock Market, including the minimum bid price requirement; the availability, cost and timely delivery and installation of mining equipment and related infrastructure, including the effect of tariffs on imported equipment; the Company’s ability to increase active mining hash rate or realize anticipated improvements in fleet efficiency; the Company’s ability to energize remaining power capacity on anticipated timelines or at anticipated cost; the Company’s ability to repay or refinance its remaining indebtedness at or before maturity; changes in Bitcoin prices, Bitcoin network difficulty and total network hash rate; the availability and pricing of energy sales and curtailment revenue; the Company’s ability to convert owned power capacity to HPC and AI use on anticipated timelines or at anticipated cost; the Company’s ability to acquire additional electrical capacity on acceptable terms; the Company’s ability to secure customers for HPC and AI capacity; changes in TVA or Columbus Light and Water rate schedules, tariffs or rate classifications, including the application, amount or timing of any capacity commitment charge, and the Company’s ability to maintain its current rate classification at the Columbus site; the anticipated reduction in interest and collar-related expense following repayment of the Company’s Bitcoin-backed credit facility; the availability and cost of GPU and related infrastructure equipment; competition in the HPC and AI compute market; and other risks associated with the Company’s Bitcoin mining, HPC, AI and specialty finance businesses.

The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company’s business, financial condition and results of operations. Forward-looking statements speak only as of the date made, and the Company undertakes no obligation to update such statements except as required by applicable law.

Investor and Media Contact

KCSA Strategic Communications

Philip Carlson

pwcm@kcsa.com

212-896-1233